Exhibit 10.28

                                  [Oasis logo]



July 18th, 2001



Mr. Ed Lomax
Director
The Bank of Nova Scotia
Scotia Plaza
44 King Street West
Toronto, ON  M5H 1H1
Canada

Dear Ed,

Subject: Letter of Intent re Solstice Alliance

This Letter of Intent ("LOI") is between Oasis Technology, Ltd. ("Oasis") and The Bank of Nova Scotia ("Scotiabank") jointly called "the Parties." This LOI memorializes the Parties' previous discussions and their intention to enter into an agreement whereby Oasis, representing the Solstice Alliance ("Solstice"), and Scotiabank will cooperate to customize, implement and pilot an EMV credit card compliant processing system as well as a cashless payment and loyalty system in Canada (the "Territory"), all according to the following principal terms and conditions:

1. Solstice is in the business of developing and commercially exploiting smart card based cashless payment and loyalty solutions, including, without limitations, its Ultimus micropayment component and its LoyaltyCentral and E-llegiance loyalty components (the "Technology"), that may be integrated with and used to enhance existing smart card based payment systems, including an EMV credit card compliant processing system.

2. Oasis confirms that it has agreements with the other Solstice members being:

         a)       Cardis Enterprises International B.V.;
         b)       CIT Canada Inc. a subsidiary of Silverline Technologies;
         c)       Giesecke & Devrient Systems Canada, Inc.;
         d)       IVI Checkmate; and
         e) Schimatic Cash Transactions Network.com, Inc. doing business as Smart Chip Technologies;

         which permit it to represent Solstice.

3. Scotiabank is in the process of integrating smart cards into its acquiring and issuing businesses, and is interested in enhancing its offerings with micropayment and loyalty components.

--------------------------------------------------------------------------------
                              Oasis Technology Ltd.
      90 Sheppard Avenue East, Suite 100, Toronto, Ontario, Canada M2N 7B3
      Tel: (416) 228-8000 - Fax: (416) 225-8581 - www.oasis-technology.com

Mr. Ed Lomax
The Bank of Nova Scotia
July 18th, 2001


4. Subject to a satisfactory due diligence and testing, the Parties wish to cooperate in customizing, piloting and implementing the Technology in the Territory.

5. The Parties agree that the Confidentiality Agreement between Oasis and Scotiabank dated the 15th day of March, 2001 creates a binding legal relationship between the parties with respect to its content.

6.       The Parties agree on the following immediate actions:

         a. Summarizing mutually agreed guidelines on pricing and concessions related to planning, piloting and implementation.

         b. Enter into a joint planning phase for specifying the business requirements; identify the pilot goals, plan and success criteria; draft an implementation plan, and conclude Scotiabank's due diligence.

         c.       Draft a binding contract (the "Agreement").

Other than the portion concerning the confidentiality agreement, this LOI is intended merely to express the Parties' intentions and agreed actions toward entering into the Agreement, and shall not be construed in any way as a legally binding contract.

Please confirm your agreement to these terms by signing, dating, and returning to me the enclosed copy of this letter.

Yours very truly,                                       Accepted and agreed to:

OASIS TECHNOLOGY LTD.                                   THE BANK OF NOVA SCOTIA

/s/ Arnie Birenbaum                                     By:  /s/ Ed Lomax
------------------------------------                    ------------------------
Arnie Birenbaum                                         Name:  Ed Lomax
Senior Vice President and Group Head                    Title:  Director
                                                        Date:  July 18, 2001